Exhibit 10.1

LOAN AND SUBORDINATED DEBENTURE

PURCHASE AGREEMENT

BETWEEN

TIB THE INDEPENDENT BANKERSBANK

AND

INDEPENDENT BANK GROUP, INC.

Dated as of December 23, 2008

3.7 Capital Stock of the Borrower’s Subsidiaries	13

3.8 Regulatory Enforcement Actions	13

3.9 Reserve for Possible Loan and Lease Losses	14

3.10 No Liens	14

3.11 Compliance	14

3.12 Restrictions on the Borrower	14

3.13 No Claims Against the Bank	14

3.14 Statements by Others	14

3.15 Continuing Representations	15

3.16 Environment	15

3.17 Solvency	15

3.18 Subordination	15

3.19 Pledged Stock	15

3.20 No Misstatement	15

3.21 Investment Status	15

3.22 ERISA	16

Article IV COVENANTS	16

4.1 Negative Covenants	16

4.2 Affirmative Covenants	19

Article V EVENTS OF DEFAULT; DEFAULT; RIGHTS UPON DEFAULT	25

5.1 Events of Default	25

5.2 Remedies of the Lender	28

5.3 Protective Advances	28

5.4 Other Remedies	28

5.5 No Lender Liability	28

5.6 Lender’s Fees and Expenses	29

5.7 Limitation of Remedies with Respect to the Subordinated Debt	29

Article VI MISCELLANEOUS	29

6.1 Waiver By the Lender	29

6.2 Entire Agreement and Modifications of Agreement	29

6.3 Notices	30

6.4 Facsimile; Counterparts	30

6.5 Assignment and Participation	30

6.6 Successors and Assigns	31

6.7 Governing Law; Venue	31

6.8 Severability	32

6.9 Survival of Representations and Warranties	32

6.10 Extensions and Renewals	33

6.11 Release; Indemnification	33

6.12 Certain UCC and Accounting Terms; Interpretations	33

6.13 Additional Actions	34

6.14 Revival of Liabilities	34

6.15 Change of Control	34

6.16 Brokerage Commissions	34

6.17 Publicity	35

6.18 No Third Party Beneficiary	35

6.19 Captions	35

6.20 Knowledge; Discretion	35

SCHEDULES:

Schedule 3.1 — Subsidiaries
Schedule 4.1(a) — Permitted Debt
Schedule 4.1(d) — Permitted Guaranties
Schedule 4.1(e) — Permitted Acquisitions
Schedule 5.1 — Liens

EXHIBITS:

Exhibit A — Term Promissory Note
Exhibit B — Subordinated Debenture
Exhibit C — Confirmation
Exhibit D — Form of Pledge and Security Agreement
Exhibit E — Opinion of Borrower’s Counsel
Exhibit F — Quarterly Compliance Certificate
Exhibit G — Purchase Agreement

iv

LOAN AND SUBORDINATED DEBENTURE

PURCHASE AGREEMENT

This LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT (the “Agreement”), dated as of this 23rd day of December, 2008, is entered into between TIB THE INDEPENDENT BANKERSBANK, a Texas state banking association and member of the Federal Reserve System having a place of business at 350 Phelps Drive, Irving, Texas 75038 (the “Lender”), and INDEPENDENT BANK GROUP, INC., a Texas corporation, having its principal place of business at 2530 El Dorado Parkway, Suite 200, McKinney, Texas 75070 (the “Borrower”).

RECITALS:

A. The Borrower is a bank holding company that owns 100% of the outstanding capital stock of Independent Bank, a Texas state banking association with its main banking premises located at 3090 Craig Drive, McKinney, Texas 75070 (the “Bank”). The outstanding capital stock of the Bank may be referred to as the “Bank Shares.”

B. The Borrower has entered into an agreement whereby (i) Independent Bank Group Central Texas, Inc., a Texas corporation (“IBG Central Texas”) will be merged with and into the Borrower with the Borrower surviving the merger (the “Merger”); and (ii) Independent Bank, a Texas bathing association with its main banking premises located in Waco, Texas, the wholly-owned subsidiary of IBG Central Texas, will be merged with and into the Bank with the Bank surviving the merger (the “Bank Merger”).

C. This Agreement contemplates that the Lender will provide the Borrower with two (2) credit facilities in the aggregate principal amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000) consisting of: (i) a term loan in the principal amount of Twelve Million Dollars ($12,000,000) (the “Term Loan”), and (ii) a subordinated debt facility in the aggregate principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Subordinated Debt”). The Term Loan and the Subordinated Debt may be referred to collectively as the “Loans.” The proceeds from the Term Loan and the Subordinated Debt shall be used to pay off the existing term loans (“Existing Term Loans”) of Borrower and of IBG Central Texas, to finance the Merger and the Bank Merger, and for general capital needs. In addition, the Subordinated Debt is intended to qualify as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the “FRB”).

D. The Lender is willing to lend to the Borrower up to an aggregate principal amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000) under the Loans in accordance with the terms, subject to the conditions and in reliance on the representations, warranties and covenants set forth herein and in the other documents and instruments entered into or delivered in connection with or relating to the Loans (collectively, including this Agreement, the “Loan Documents”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

ARTICLE I

THE LOAN AND THE NOTES

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following definitions.

(a) “Accountant” shall mean a national recognized firm of certified public accountants selected by Borrower as shall from time to time audit Borrower.

(b) “Advance” shall mean any advance made with respect to the Loans and shall include the initial Advances made at Closing (as defined below), other new Advances and Advances that result from the renewal of previous Advances.

(c) “Affiliate(s)” shall mean, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

(d) “Business Day” shall mean for all purposes other than as covered by clause (ii) hereof, any day, other than Saturday, Sunday, a day that is a legal holiday under the laws of the State of Texas or any other day on which banking institutions located in Texas are authorized or required by law or other governmental action to close.

(e) “Early Termination Date” means the date, pursuant to Section 5.7 of this Agreement, upon which, whether by notice or by right hereunder, the Lender’s obligation to make Advances under the Subordinated Debt is terminated.

(f) “Employee Benefit Plan” shall mean an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is maintained by the Borrower or an ERISA Affiliate.

(g) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(h) “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

(i) “ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of

ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the Pension Benefit Guaranty Corporation (“PBGC”) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

(j) “Financial Institution Subsidiary” shall mean the Bank and any other FDIC-insured financial institution that is directly or indirectly owned by Borrower.

(k) “Interest Period” shall mean a period of 90 days, plus or minus one or two days, with respect to a Prime Rate Advance; provided that no Interest Period shall extend beyond the Maturity Date (as defined below) for any Loan or such earlier date on which amounts outstanding under any such Loan shall become due and payable on account of acceleration by the Lender in accordance with the terms of this Agreement.

(1) “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

(m) “Person” shall mean an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency, as defined below) or any other entity or organization.

(n) “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

(o) “Prime Rate” shall mean the rate of interest (expressed as a percentage per annum) most recently announced or published publicly from time to time by the Wall Street Journal as the prime rate or base rate of interest, which is not necessarily the lowest or most favorable rate of interest charged by the Lender on commercial loans at any one time. The rate of interest shall change automatically and immediately as and when the prime rate or base rate shall change, without notice to the Borrower, and any notice to which it may be entitled is hereby waived, and any such change in the Lender’s prime rate or base rate shall not affect any of the terms and conditions of any of the Notes (as defined below) or this Agreement, all of which shall remain in full force and effect.

(p) “Prime Rate Advance” shall mean an Advance that bears interest based on the Prime Rate.

(q) “Subordinated Debt Termination Date” means the earliest to occur of (i) December 24, 2016 or (ii) the Early Termination Date.

(r) “Subsidiary” means the Bank and any other corporation or other entity of which any of the following is directly or indirectly owned by the Borrower: shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person that is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

(s) “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

(t) “TP Indenture” means any of the following, each as amended, restated, supplemented or modified from time to time (collectively referred to herein as the “TP Indentures”): (i) that certain indenture dated as of March 28, 2003 between the Borrower and Wilmington Trust Company, as trustee; (ii) that certain indenture dated as of December 29, 2004 between the Borrower and Wilmington Trust Company, as trustee; and (iii) that certain indenture dated as of December 29, 2004 between Independent Bank Group Central Texas, Inc., a Texas corporation, and Wilmington Trust Company, as trustee.

(u) “TP Junior Subordinated Debentures” means the floating rate junior subordinated deferrable interest debentures issued by the Borrower pursuant to the TP Indentures.

1.2 The Loans. The Lender agrees to extend to the Borrower the following credit facilities in the aggregate principal amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000):

(a) The Term Loan. The Lender agrees to extend the Term Loan to the Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Term Note (as defined below) and the other Loan Documents. An initial Advance under the Term Loan shall be made on the Closing Date (as defined below) and, thereafter, any such Advance may be renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Any Advance under the Term Loan shall be treated as a Prime Rate Advance and shall bear interest per annum at a rate equal to the Prime Rate; provided, however, that the rate of interest per annum on the Term Loan shall at no time be less than four percent (4%) (i.e., four hundred basis points).

The unpaid principal balance plus all accrued but unpaid interest on the Term Loan shall be due and payable on December 24, 2016 (the “Term Loan Maturity Date”), or such earlier date on which such amount shall become due and payable on account of acceleration by the Lender in accordance with the terms of the Term Note and this Agreement.

(b) The Subordinated Debt. The Lender agrees to extend the Subordinated Debt to the Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Debenture (as defined below) and the other Loan Documents. An initial Advance in an amount equal to the entire principal amount of the Subordinated Debt shall be borrowed on the Closing Date and, thereafter, any such Advance may be renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Any Advance under the Subordinated Debt shall be treated as a Prime Rate Advance and shall bear interest per annum at a rate equal to the Prime Rate plus one-half of one percent (0.50%) (i.e., fifty basis points); provided, however, that the rate of interest per annum on the Subordinated Debt shall at no time be less than four percent (4%) (i.e., four hundred basis points).

The unpaid principal balance plus all accrued but unpaid interest on the Subordinated Debt shall be due and payable on December 24, 2016, or such later date through which the Subordinated Debt may be extended or renewed (the “Subordinated Debt Maturity Date”), or such earlier date on which such amount shall become due and payable on account of acceleration by the Lender in accordance with the terms of Section 5.7 of this Agreement. Each of the Term Loan Maturity Date and the Subordinated Debt Maturity Date may be referred to in this Agreement as a “Maturity Date.”

1.3 The Notes. The Loans shall be evidenced by the following instruments to be entered into concurrently herewith, substantially in the form of Exhibits A and B hereto, respectively: (a) with respect to the Term Loan, a promissory note in the principal amount of Twelve Million Dollars ($12,000,000) (as amended, restated, supplemented or modified from time to time, the “Term Note”), and (b) with respect to the Subordinated Debt, a subordinated debenture in the principal amount of up to Four Million Five Hundred Thousand Dollars ($4,500,000) (as amended, restated, supplemented or modified from time to time, the “Subordinated Debenture”). The term “Notes” as used in this Agreement shall mean the Term Note and the Subordinated Debenture, and each note or debenture, as the case may be, delivered in substitution or exchange therefor; and the term “Note” as used in this Agreement shall mean any of the Term Note or Subordinated Debenture, and any note or debenture, as the case may be, delivered in substitution or exchange therefor. The term “Senior Notes” as used in this Agreement shall mean the Term Note and any note delivered in substitution or exchange therefor.

1.4 General Payment Provisions.

(a) Principal and Interest Payments.

(i) Term Loan. All accrued but unpaid interest on the principal balance of the Term Loan outstanding from time to time shall be payable on (a) the last Business Day of each fiscal quarter beginning with March 31, 2009, and (b) the Term Loan Maturity Date. The Borrower shall pay to the Lender the aggregate outstanding principal amount of all of the Term Loan as follows:

(A) thirty-two (32) consecutive quarterly principal installments of $375,000 [to be based on an eight (8) year amortization] each due and payable on the last Business Day of each calendar quarter beginning with March 31, 2009; and

(B) one final installment in the amount of all unpaid principal of the Term Loan due and payable on the Term Loan Maturity Date.

(ii) Subordinated Debt. All accrued but unpaid interest on the principal balance of the Subordinated Debt outstanding from time to time shall be payable on (a) the last Business Day of each calendar quarter beginning with March 31, 2009, and (b) the Subordinated Debt Maturity Date. The Borrower shall pay to the Lender the aggregate outstanding principal amount of all of the Subordinated Debt as follows:

(A) twenty-four (24) consecutive quarterly principal installments of $187,500 [to be based on a six (6) year amortization] each due and payable on the last Business Day of each calendar quarter beginning with March 31, 2011; and

(B) one final installment in the amount of all unpaid principal of the Subordinated Debt due and payable on the Subordinated Debt Maturity Date.

(iii) General. All amounts outstanding from time to time under each Note shall bear interest on the basis of a 360-day year, counting the actual number of days elapsed.

(b) Usury. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the terms of the Loans. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or any Note, the Borrower and the Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to the Borrower by the Lender (or if such consideration shall have been paid in full, such excess refunded to the Borrower by the Lender).

(c) Default Rate of Interest. Upon the occurrence of any Default (as such term is defined in Section 5.1), except for a Default pursuant to Section 5.1(k), the rate of interest on the Notes (the “Default Rate of Interest”) shall be three percent (3%) above the interest rate otherwise applicable from the date of occurrence, and during the continuance, of the Default; provided, further, that upon the occurrence of a Default under Section 5.1(k) hereof, the Default

Rate of Interest shall be six percent (6%) above the interest rate otherwise applicable from the date, and during the continuance, of the Default. Notwithstanding anything to the contrary set forth in this Section 1.4(c) or elsewhere in this Agreement, the Default Rate of Interest shall apply with respect to a Default relating to the Subordinated Debt if, and only if, such Default occurs pursuant to Section 5.1(a) or such Default is one with respect to which the Lender would be entitled to declare the Subordinated Debenture immediately due and payable pursuant to Section 5.7 of this Agreement.

(d) Application of Payments. Subject to Section 1.4(f)(ii), all payments received by the Lender from or on behalf of the Borrower shall first be applied to amounts due under Section 1.8, second to accrued interest under the Subordinated Debenture, third to accrued interest under the Term Note, fourth to principal amounts outstanding under the Subordinated Debenture and then to principal amounts outstanding under the Term Note; provided, however, subject to Section 5.7, that after the date on which the final payment of principal with respect to any Loan is due or following and during any Default, all payments received on account of the Borrower’s Liabilities (as defined below) shall be applied in whatever order, combination and amounts as the Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to the Lender. No amount paid or prepaid on the Term Note or Subordinated Debenture may be reborrowed.

(e) Method of Payment. The Borrower will pay to the Lender in immediately available funds, at its office at the address as specified in Section 6.3, or such other address as the Lender shall specify in writing, all amounts payable to it in respect of the principal of, or interest on, each Note then held by the Lender, without any presentation of any such Note. The Lender may, if it so determines, make notation of each payment of principal on the appropriate Note, and it will promptly make such notation if the Borrower shall so request. The Lender may also, if it so determines, make notation on the face of any Note or elsewhere of any modification, amendment, alteration, guaranty or assumption of such Note. The aggregate unpaid principal amount shown on the face of, or elsewhere on, such Note shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to record any such amount on such schedule, however, shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note.

Prepayment. The Borrower may, upon at least one Business Day’s notice to the Lender, prepay, without a prepayment fee, all or a portion of the principal amount outstanding under the Subordinated Debt or the Term Loan by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment; provided, however, that the Borrower may not prepay any portion of the principal outstanding under the Subordinated Debt or the Term Loan prior to the date that is two (2) years after the Closing Date of the Subordinated Debt or the Term Loan, respectively under this Agreement. Notwithstanding anything to the contrary set forth in the immediately preceding sentence, the date of any prepayment pursuant to this Section 1.4(f) shall be considered to be the Business Day following receipt of the prepayment by the Lender unless such prepayment is received by the Lender before 1:00 p.m. (Dallas, Texas time) and is made in immediately available funds. In any event, the Term Loan may not be prepaid without the written consent and approval of the Lender, which consent and approval may be withheld at the Lender’s sole and absolute discretion; provided, however, that if all amounts outstanding under all other indebtedness owing from the Borrower to the Lender have been repaid and the Borrower has satisfied in full all other financial obligations to the Lender, then the Borrower may prepay the Term Loan by paying the principal amount to be prepaid together with unpaid accrued interest thereon to the date of prepayment.

(g) Crediting of Payments; Payments to be Made on Business Days. The date of any payment under the Notes, including any prepayment, shall be considered to be the Business Day following receipt of the payment by the Lender unless such payment is received by the Lender before 1:00 p.m. (Dallas, Texas time) and is made in immediately available funds. If any payment to be made by the Borrower hereunder shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

(h) Legal Tender. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

1.5 [reserved].

1.6 Determination of Interest Rate on Advances. The Lender’s determination of the Prime Rate from time to time as provided in this Agreement shall be conclusive and binding in the absence of readily demonstrable error.

1.7 Collateral. The Borrower’s obligations under this Agreement, the Term Note and any other Loan Documents (other than the Subordinated Debenture) (collectively, the “Borrower’s Liabilities”), shall be secured by a pledge of the Bank Shares pursuant to the terms of a Pledge and Security Agreement dated as of the Closing Date between the Lender and Borrower, in the form attached as Exhibit D hereto (the “Pledge Agreement”). Notwithstanding anything to the contrary in any Loan Document, the obligations of the Borrower to the Lender under the Subordinated Debenture shall be unsecured.

1.8 Expenses. Whether or not the Loans are made, the Borrower will (a) pay all reasonable costs and expenses of the Lender incident to the transactions contemplated by this Agreement including, but not limited to, all costs and expenses incurred in connection with the preparation, negotiation and execution of the Loan Documents, or in connection with any modification, amendment, alteration or enforcement of this Agreement, the Notes or the other Loan Documents, including, without limitation, the Lender’s expenses and the charges and disbursements to counsel retained by the Lender, and (b) pay and save the Lender and all other holders of the Notes harmless against any and all liability with respect to amounts payable as a result of (i) any taxes, other than income tax obligations of the Lender, that may be determined to be payable in connection with the execution and delivery of this Agreement, the Notes or the other Loan Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Note or the other Loan Documents, (ii) any interest or penalties resulting from nonpayment or delay in payment by the Borrower of such expenses, charges, disbursements, liabilities or taxes, and (iii) any income taxes in respect of any reimbursement by the Borrower for any of such violations, taxes, interests or penalties paid by the Lender. The obligations of the Borrower under this Section 1.8 shall survive the repayment in full of the

Notes. Any of the foregoing amounts incurred by the Lender and not paid by the Borrower upon demand shall bear interest from the date incurred at the rate of interest in effect or announced by the Lender from time to time as its prime rate of interest plus three percent (3%) per annum and shall be deemed part of the Borrower’s Liabilities hereunder.

1.9 The Closing. The initial funding of the Loans (the “Closing”) will occur at the offices of Hunton & Williams LLP, counsel to the Lender, at 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, at 10:00 a.m. on December 24, 2008 (the “Closing Date”), or at such other place or time or on such other date as the parties hereto may agree, by disbursing the proceeds of the Loans in accordance with the Borrower’s written instructions received at least one Business Day prior to Closing (the “Instructions”).

ARTICLE II

CONDITIONS

The Lender’s obligation to make the Loans shall be subject to the performance by the Borrower prior to the Closing Date of all of its agreements theretofore to be performed under this Agreement and to the satisfaction of the following further conditions precedent:

2.1 Closing Deliveries and Payments. The obligation of the Lender to make the Loans is, in addition to the conditions precedent specified elsewhere in this Article II, subject to the condition precedent that the Lender shall have received all of the following, where appropriate, duly executed and dated the Closing Date and in form and substance satisfactory to the Lender and its counsel:

(a) the Notes;

(b) the Pledge Agreement;

(c) the actual certificates representing all of the securities constituting the Pledged Security (as defined in the Pledge Agreement) together with irrevocable stock powers in blank for the Bank Shares endorsed by the Borrower;

(d) the Instructions;

(e) copies certified by the appropriate secretary of state or Governmental Agency (as such term is defined in Section 2.1(i)) of (i) the certificate of incorporation of the Borrower, and (ii) the charter of the Bank;

(f) good standing certificates for (i) the Borrower issued by the Secretary of State of the State of Texas; and (ii) the Bank issued by the Texas Department of Banking (the “TDB”).

(g) copies certified by the Secretary or an Assistant Secretary of the Borrower of the Bylaws of the Borrower and the Bank;

(h) copies certified by the Secretary or an Assistant Secretary of the Borrower of resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance (including the authority to pledge the Pledged Stock) of this Agreement, the Notes and the other Loan Documents;

(i) copies certified by the Secretary or an Assistant Secretary of the Borrower of all documents evidencing all necessary consents, approvals and determinations of any federal, state or local governmental department, commission, board, regulatory authority or agency including, without limitation, the FRB, the Texas Banking Commissioner (the “TBC”), the Securities and Exchange Commission (the “SEC”), and the Federal Deposit Insurance Corporation (the “FDIC”) (collectively, the “Governmental Agencies” or individually, a “Governmental Agency”) with respect to the transactions contemplated in the Loan Documents and any other transactions between the Lender, Borrower and the Bank;

(j) incumbency certificates of the Secretary or an Assistant Secretary of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign this Agreement, the Notes and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (the Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein);

(k) the opinion of Haynie, Rake and Repass, P.C., counsel for the Borrower, substantially in the form of Exhibit E hereto;

(1) evidence that any pledge, lien, security interest, charge or encumbrance with respect to the Bank Shares for the benefit of any party other than the Lender shall have been released;

(m) payment to the Lender, in a form acceptable to the Lender, of (i) a structuring fee in the amount of forty-five thousand dollars ($45,000.00), and (ii) all amounts required to be paid by the Borrower pursuant to Section 1.8 of this Agreement;

(n) such UCC, tax lien and judgment searches as the Lender shall determine regarding the Borrower and its Subsidiaries pertaining to the jurisdictions in which the Borrower and such Subsidiaries are organized and headquartered;

(o) certificates signed by the President or a Vice President of the Borrower certifying that the conditions specified in Article II have been satisfied;

(p) such other additional information regarding the Borrower, any Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as the Lender may require in its sole discretion;

(q) the Purchase Agreement attached hereto as Exhibit G;

(r) copies of the Articles of Merger for the Merger and the Bank Merger, approved and file-stamped by the Secretary of State of the State of Texas and the TDB, respectively, providing for the consummation of the Merger and the Bank Merger on or prior to January 15, 2009; and

(s) such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as the Lender may reasonably request.

2.2 Other Conditions of Borrowing.

Notwithstanding any other provision of this Agreement, the Lender shall not be required to make any Advance under any Loan, or to renew any Advance, at any time that any of the following shall be true:

(a) if there has occurred, in the Lender’s sole and complete discretion, a material adverse change in the financial condition or affairs of the Borrower or the Bank since the date of the Financial Statements;

(b) if the representations and warranties of the Borrower contained in Article III and the information set forth in Paragraph A of the Recitals hereto shall not be true on and as of the date of any Advance, with the same effect as though such representations and warranties had been made on and as of such date;

(c) if any Default or Event of Default (as defined below) has occurred;

(d) if any litigation or governmental proceeding has been instituted or threatened in writing against the Borrower or the Bank or any of their officers or shareholders, or any legislation has been passed, in either case which, in the sole discretion of the Lender, may adversely affect the financial condition or operations of the Borrower or the Bank;

(e) if all necessary or appropriate actions and proceedings shall not have been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto shall not have been completed and tendered for delivery, in substance and form satisfactory to the Lender, including, but not limited to, if appropriate in the opinion of the Lender, the Lender’s failure to have received evidence that all necessary approvals from Governmental Agencies to enter into this Agreement and to consummate the transactions contemplated herein have been received;

(f) if the Lender shall not have received in substance and form reasonably satisfactory to the Lender, all certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents which are provided for hereunder, or which it may reasonably request;

(g) if the Lender shall not have received, in immediately available funds, any payment of any other amount owing to the Lender pursuant to this Agreement;

(h) if the Lender shall not have received, in substance and form satisfactory to the Lender, the results of a TIBSCO Loan Review of the Bank; and

(i) if any of the Bank Shares are subject to any pledge, lien, security interest, charge or encumbrance other than in favor of the Lender.

The Lender’s refusal to disburse any proceeds of the Loans on account of the provisions of Section 2.1 or this Section 2.2 shall not alter or diminish any of the Borrower’s other obligations hereunder or otherwise prevent any breach or default by the Borrower hereunder from becoming an Event of Default or a Default.

2.3 Certain Post-Closing Deliveries.

Borrower shall deliver such UCC, tax lien and judgment searches as the Lender shall determine regarding the Borrower and the Financial Institution Subsidiaries pertaining to the jurisdictions in which the Borrower and such Subsidiaries are organized and headquartered as soon as practicable following the Closing Date, but in no event later than December 31, 2008. Lender shall return to Borrower the promissory notes for the Existing Term Loans marked “paid in full.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lender to make the Loan provided for herein, the Borrower represents and warrants, and covenants, as set forth below.

3.1 Organization and Status. (1) Borrower is a Texas corporation and registered bank holding company, and Borrower and each of its Subsidiaries are each duly organized, validly existing and in good standing under the laws of its organization and is duly qualified to do business and is in good standing under the laws of each state in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary. (2) Borrower has no Subsidiary other than those listed on Schedule 3.1 and each Subsidiary is owned by Borrower or another of its Subsidiaries in the percentage set forth on Schedule 3.1. The deposit accounts of the Bank are insured by the FDIC. The Borrower and the Bank have made payment of all franchise and similar taxes as are due and payable as of the date of this Agreement in the State of Texas and in all of the respective jurisdictions in which they are incorporated, chartered or qualified, and so far as such taxes are due and payable at the date of this Agreement.

3.2 Financial Statements. All financial statements delivered to the Lender are complete and correct and fairly present, in accordance with GAAP, the financial condition and the results of operations of Borrower and each Financial Institution Subsidiary of Borrower, as of the dates and for the periods indicated (the “Financial Statements”). Nothing has occurred in the assets, liabilities, financial condition, business or affairs of the Borrower or any of the Financial Institution Subsidiaries since the dates of such financial statements dated as of December 31, 2007. Neither Borrower nor any of its Subsidiaries is subject to any instrument or agreement materially and adversely affecting its financial condition, business or affairs.

3.3 Enforceability. This Agreement, the Notes, and the other Loan Documents have been duly authorized, executed and delivered by the Borrower and the Financial Institution Subsidiaries and are valid and binding agreements of the Borrower and the Financial Institution Subsidiaries, enforceable according to their terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity. The execution, delivery and performance of the Agreement, the Notes and the other Loan Documents and the obligations that they impose, do not violate any legal requirement, conflict with any material agreement by which any party is bound, or require any Governmental Authorizations, as defined below, or other third party which has not been promptly obtained in connection with the execution and delivery of the Agreement and the other Loan Documents.

3.4 Litigation. There is no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower or any of the Financial Institution Subsidiaries or any other obligor pending or threatened, and no other event has occurred which may in any one case or in the aggregate materially adversely affect Borrower, any of its Subsidiaries, any other obligor or any of their respective financial conditions and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Lender in writing.

3.5 Title and Rights. Borrower and each of the Financial Institution Subsidiaries have good and marketable title to its properties, free and clear of any lien except for liens disclosed to the Lender prior to December 15, 2008, those permitted by the Agreement and the other Loan Documents. Borrower and each of the Financial Institution Subsidiaries possess all permits, licenses, patents, trademarks and copyrights required to conduct their respective businesses.

3.6 Regulation U; Business Purpose. None of the proceeds of any of the Loans will be used to purchase or carry, directly or indirectly, any margin stock or for any other purpose which would make this credit a “purpose credit” within the meaning of Regulation U or not an exempt transaction under Regulation U. All Loans will be used for business purposes and for the express purposes that Borrower has informed the Lender that it will use the credit. None of the stock of the Borrower’s Subsidiaries is margin stock as defined in Regulation U.

3.7 Capital Stock of the Borrower’s Subsidiaries. (1) All of the issued and outstanding capital stock of each of the Financial Institution Subsidiaries (the “Borrower’s Current Subsidiaries’ Shares”) has been duly authorized, legally and validly issued, fully paid and non-assessable, and the Borrower’s Current Subsidiaries’ Shares are owned by Borrower, free and clear of all liens, except as may exist for the benefit of the Lender; (2) none of the Borrower’s Current Subsidiaries’ Shares have been issued in violation of any shareholder’s preemptive rights; (3) there are, as of the date of this Agreement, no outstanding options, rights, warrants, plans, understandings or other agreements or instruments obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, or contemplating or providing for the issuance of, additional shares of the capital stock of any of the Financial Institution Subsidiaries, or obligating Borrower or any of the Financial Institution Subsidiaries to grant, extend or enter into any such agreement or commitment; and (4) upon consummation of the Bank Merger, the Bank Shares which have been pledged to Lender pursuant to the provisions of this Agreement and the Pledge Agreement shall constitute the only outstanding equity interests of the only depository institution subsidiary of the Borrower.

3.8 Regulatory Enforcement Actions. None of Borrower or any of the Financial Institution Subsidiaries, or any of their respective officers or directors, is now operating under or will operate under any agreements, memoranda, or written commitments by the Borrower or by any of the Financial Institution Subsidiaries (other than restrictions of general application) imposed by any Governmental Agency, nor to the knowledge of Borrower, are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Agency.

3.9 Reserve for Possible Loan and Lease Losses. The reserves for possible loan and lease losses shown in the most recently delivered financial statements pursuant to Section 4.2(a)(i) (“Reserve for Possible Loan and Lease Losses”), with respect to the Borrower and in the Reports of Condition and Income (“Call Reports”) of the Bank are adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such statements or reports, as of the date of such statements or reports. To the Borrower’s knowledge, the aggregate principal amount of loans contained in the loan portfolio of the Bank in excess of the corresponding reserve is fully collectible.

3.10 No Liens. None of Borrower or any of the Financial Institution Subsidiaries is a party to any agreement, instrument or undertaking (other than this Agreement) or subject to any other restriction pursuant to which the Borrower or any of the Financial Institution Subsidiaries has placed, or will be required to place (or under which any other Person may place), a lien upon any of its properties securing indebtedness, either upon demand or upon the happening of a condition, with or without any demand.

3.11 Compliance. The Borrower and each of the Financial Institution Subsidiaries has filed all applicable tax returns and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith and for which adequate reserves have been established. The Borrower and each of the Financial Institution Subsidiaries is in compliance in all material respects with all applicable legal requirements and manages and operates (and will continue to manage and operate) its business in accordance with good industry practices. None of the Borrower or any of the Financial Institution Subsidiaries is in default in the payment of any other indebtedness or under any material agreement to which it is a party. The parties have obtained all consents of and registered with all Governmental Agencies and other Persons required to execute, deliver and perform the Loan Documents.

3.12 Restrictions on the Borrower. Neither the Borrower nor the Bank is a party to, nor is bound by, any contract or agreement or instrument, or subject to any charter or other corporate restriction materially and adversely affecting its financial condition, business or operations.

3.13 No Claims Against the Bank. There are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise that the Borrower and the Financial Institution Subsidiaries or any other obligor could assert with respect to this Agreement or the Loans.

3.14 Statements by Others. All statements made by or on behalf of the Borrower and any of the Financial Institution Subsidiaries in connection with any Loan Document constitute the joint and several representations and warranties of the Borrower under this Agreement.

3.15 Continuing Representations. Each request for an advance or renewal of an Advance under any of the Loans shall constitute a representation and warranty by the Borrower that all of the representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of such date with the same effect as though such representations and warranties had been made on such date, except to the extent that such representations and warranties are stated to expressly relate solely to an earlier date.

3.16 Environment. The Borrower and each of the Financial Institution Subsidiaries have complied in all material respects with applicable legal requirements in each instance in which any of them have generated, handled, used, stored or disposed of any hazardous or toxic waste or substance regulated by any governmental authority, on or off its premises (whether or not owned by any of them). To the knowledge of Borrower none of the Borrower or any of the Financial Institution Subsidiaries has any material contingent liability for non-compliance with environmental or hazardous waste laws. None of the Borrower or any of the Financial Institution Subsidiaries has received any notice that it or any of its property or operations does not comply with, or that any Governmental Agency is investigating its compliance with, any environmental or hazardous waste laws.

3.17 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Borrower and the Financial Institution Subsidiaries have capital sufficient to carry on their respective business and transactions and all businesses and transactions in which they are about to engage, and each is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Borrower or the Financial Institution Subsidiaries.

3.18 Subordination. The TP Junior Subordinated Debentures are expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Loans to the extent provided in the TP Indenture. The Loans constitute senior indebtedness pursuant to the terms of the TP Indenture.

3.19 Pledged Stock. The Bank Shares pledged pursuant to the terms and conditions of the Pledge Agreement have been issued, executed and granted in compliance with all applicable laws or regulations, including, without limitation, Art. 2.02(9) of the Texas Business Corporation Act.

3.20 No Misstatement. No information, exhibit, report or document furnished by the Borrower to the Lender in connection with the negotiation or execution of this Agreement or the making of any Loan contains any untrue statement of a material fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to the Lender.

3.21 Investment Status. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.22 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a material adverse change.

ARTICLE IV

COVENANTS

4.1 Negative Covenants. The Borrower agrees that until the commitment of the Lender to make Advances has terminated and the Borrower satisfies all of its obligations to the Lender, including, but not limited to, its obligations to pay in full all of the Borrower’s Liabilities, without the prior written consent of the Lender, which may be given or withheld in the Lender’s sole and absolute discretion, the Borrower shall not itself, nor shall the Borrower cause, permit or allow the Bank to:

(a) create, assume, incur, have outstanding, or in any manner become liable in respect of any indebtedness (as such term is defined in this Section 4.1(a)), other than as reflected in Schedule 4.1(a), or, with respect to Swap Agreements as permitted in Section 4.1(t), or with respect to the Bank, in the normal course of business and in accordance with applicable laws and regulations and safe and sound banking practices, any of the following:

(i) any deposits with or funds collected by the Bank;

(ii) any banker’s acceptance or letter of credit issued, assumed, accepted, endorsed or guaranteed by the Bank;

(iii) any check, note, certificate of deposit, money order, travelers check, draft or bill of exchange accepted or endorsed by the Bank;

(iv) interbank credit facilities, such as arrangements for participations in customer loans, provided, however, that such arrangements do not involve borrowed debt of the Bank; and

(v) any transaction in which the Bank acts solely in a fiduciary or agency capacity.

For purposes of this Agreement, the phrase “indebtedness” shall mean and include: (i) all items arising from the borrowing of money that, according to GAAP now in effect, would be included in determining total liabilities as shown on the balance sheet of Borrower or any of its Subsidiaries; (ii) all indebtedness secured by any lien in property owned by the Borrower whether or not such indebtedness shall have been assumed; (iii) all guarantees and similar contingent liabilities with respect to indebtedness of others; and (iv) all other obligations (including, without limitation, with respect to letters of credit, and any interest rate swap, cap, collar or other hedging or derivative agreement) evidencing indebtedness to others; provided, however, indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of Borrower or any of the Financial Institution Subsidiaries’ businesses (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank or Federal Reserve Bank, secured deposits of municipalities, letters of credit issued by Borrower or any of the Financial Institution Subsidiaries and repurchase arrangements) and in accordance with safe and sound banking practices and applicable laws and regulations;

(b) create, assume, incur, suffer or permit to exist any mortgage, pledge, deed of trust, encumbrance (including the lien or retained security title of a conditional vendor), security interest, assignment, lien or charge of any kind or character upon or with respect to any of their real or personal property, including, without limitation, any capital stock owned by the Borrower or the Bank, whether owned at the date hereof or hereafter acquired, or assign or otherwise convey any right to receive income excepting only: (i) liens for taxes, assessments or other governmental charges for the then current year or which are not yet due or delinquent; (ii) liens for taxes, assessments or other governmental charges already due, but the validity of which is being contested at the time in good faith in such a manner as not to make the property forfeitable; (iii) liens and charges incidental to current operations that are not due or delinquent; (iv) liens for workmen’s compensation awards not due or delinquent; (v) pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation; (vi) purchase money mortgages or other liens on real property, and bank furniture and fixtures acquired or held in the ordinary course of business to secure the purchase price of such property or to secure the indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property to be subject to such mortgages or other liens, or mortgages or other liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or lien being extended, renewed or replaced, and provided further that no such mortgage or lien shall exceed one hundred percent (100%) of the price of acquisition, construction or improvement at the time of acquisition, construction or improvement, and provided, further, that the aggregate principal amount of consolidated indebtedness at any one time outstanding and secured by mortgages, liens, conditional sale agreements and other security interests permitted by this clause (vi) shall not exceed ten percent (10%) of the consolidated capital of the Borrower; (vii) liens existing on the date hereof as shown on Schedule 5.1; (viii) in the case of the Bank, liens incurred in the ordinary course of the business of banking and in accordance with applicable laws and regulations and safe and sound banking practices; and (ix) any lien granted by the Borrower or the Bank to the Lender;

(c) except as set forth on Schedule 4.1(c), dispose of by sale, assignment, lease or otherwise, property or assets now owned or hereafter acquired if such property or assets plus all other properties and assets sold, leased, transferred or otherwise disposed of during the 12-month period ending on the date of such sale, lease or other disposition shall have an aggregate value of more than two percent (2%) of the consolidated assets of the Borrower as reflected in the most recent balance sheet delivered to the Lender pursuant to Section 4.2(a)(i), except that the Bank may dispose of its property or assets to the Borrower or sell mortgages and loan participations in the ordinary course of its banking business and consistent with safe and sound banking practices;

(d) except for guaranties by the Borrower or the Bank of indebtedness incurred in accordance with Section 4.1(a) and guaranties listed on Schedule 4.1(d), become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person;

(e) except as set forth on Schedule 4.1(e), purchase the assets of, merge with or into or consolidate with or into, any Person without the prior written consent of the Lender;

(f) declare or pay any cash or other distribution in respect of the liquidation or dissolution of the Borrower, whether pursuant to a plan of liquidation, plan of dissolution or otherwise;

(g) except for loans to employees in connection with employee benefit plans, make any loans or advances, whether secured or unsecured, to any Person, other than loans or advances made by the Bank in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices;

(h) engage in any business or activity not permitted by all applicable laws and regulations, including without limitation, the Bank Holding Company Act of 1956, as amended (including, without limitation, by the Gramm-Leach-Bliley Act of 1999), the Federal Deposit Insurance Act, as amended (the “FDI Act”), any applicable state banking laws, and any regulations promulgated under any of such acts;

(i) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in the ordinary course of business and in accordance with applicable laws and regulations and safe and sound banking practices;

(j) directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on the Bank Shares or any other stock owned by the Borrower or the Bank, except for any security interest granted herewith or previously by the Borrower to the Lender;

(k) cause or allow the percentage of the Bank Shares owned by Borrower to diminish as a percentage of the outstanding capital stock of the Bank;

(1) dispose of any stock or other interest in the equity of any of its Subsidiaries, now owned or hereafter acquired, by sale, assignment, lease or otherwise;

(m) breach or fail to perform or observe any of the terms and conditions of the Notes, the Pledge Agreement or any other Loan Document;

(n) engage in any unsafe or unsound banking practices;

(o) enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate (as such term is defined in this Section 4.1(o)) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such affiliate’s business and upon terms reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Borrower or such affiliate than would be obtained in a comparable arm’s length transaction with a Person not an affiliate. As used in this Section 4.1(o), “affiliate” shall mean, with respect to a Person, any other Person controlling, controlled by or under common control with such Person;

(p) (i) be or become subject at any time to any law, regulation, or list of any Government Agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (ii) fail to provide documentary or other evidence of the Borrower’s identity as may be requested by the Lender at any time to enable the Lender to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318;

(q) engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto; or

(r) enter into any Swap Agreement, except (i) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of equity interests or restricted indebtedness of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

4.2 Affirmative Covenants. The Borrower agrees that, until the commitment of the Lender to make Advances has terminated and the Borrower satisfies all of its obligations to the Lender, including, but not limited to, its obligations to pay in full all of the Borrower’s Liabilities, the Borrower shall satisfy the covenants set forth below.

(a) The Borrower shall furnish and deliver to the Lender:

(i) as soon as available, but in any event not more than ninety (90) days after the close of each fiscal year of the Borrower, or within such further time as the Lender may permit, consolidated and consolidating audited financial statements for the Borrower and the Bank, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein by Accountant or other independent certified public accountants reasonably acceptable to the Lender, who shall give their unqualified opinion with respect thereto.

(ii) (A) as soon as available, but in any event not more than sixty (60) days after the close of each calendar quarterly period, or within such further time as the Lender may permit, the Call Reports and Uniform Bank Performance Report filed by the Bank with federal bank regulatory agencies; (B) as soon as available, but in any event not more than thirty (30) days after the close of each calendar quarterly period, or within such further time as the Lender may permit, the internally prepared classified asset list or

“watch list” or other reports of the Bank with respect to delinquent, classified or assets requiring special attention; (C) upon request, and in any event not more than thirty (30) days after the close of each calendar month, or within such further time as the Lender may permit, the monthly board package of the Bank; (D) as soon as available, but in any event not more than forty-five (45) days after the close of each quarterly period of each fiscal year of the Borrower, or within such further time as the Lender may permit, the Form FRY-9 filed by the Borrower with federal bank regulatory agencies; and (E) as soon as it is available, the annual budget of the Bank.

(iii) the Borrower shall furnish the Lender, at the same time as the quarterly financial reports referred to in Section 4.2(a)(ii), a quarterly compliance certificate in the form set forth as Exhibit F hereto, which certificate shall state that (A) the Borrower is in compliance in all material respects with all covenants contained in this Agreement, (B) that no Default or Event of Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur and (C) all representations and warranties made by the Borrower herein other than in Section 3.2 continue to be true in all material respects as of the date of such certificate. Such quarterly compliance certificate shall be signed by the Chief Financial Officer or other officer of the Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to the Lender, such additional information as the Lender shall have reasonably requested by the Borrower prior to the submission thereof;

(iv) to the extent permitted by law, promptly after same are available, copies of each annual report, proxy or financial statement or other report or communication sent by the Borrower or the Bank to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or the Bank may file or be required to file with any federal or state banking regulatory agency or any other Governmental Agency or with any securities exchange;

(v) immediately after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are initiated by, or brought before, any court or governmental department, commission, board or other administrative agency, in connection with the Borrower or the Bank, other than ordinary course of business litigation not involving the FRB, the FDIC, or the TBC, which, if adversely decided, would not have a material adverse effect on the financial condition or operations of the Borrower or the Bank;

(vi) promptly upon receipt thereof, one copy of each written audit report submitted to the Borrower by its Accountant; and

(vii) promptly after the occurrence thereof, notice of any other matter which has resulted in, or which might or could result in, a materially adverse change in the financial condition, business or operations of the Borrower or the Bank.

(b) The Borrower (on a consolidated basis) shall maintain and cause the Bank to maintain such capital as may be necessary to cause (a) the Borrower to be classified as “well capitalized,” (b) the Bank to be classified as “well capitalized,” and (c) the Bank to have Total Risk-based Capital of not less than ten percent (10.00%), each in accordance with the rules and regulations of its primary federal regulator, as in effect from time to time and consistent with the financial information and reports contemplated in Section 4.2(a) hereof.

(c) The Borrower shall maintain, per calendar quarter on an annualized basis, a minimum ratio of net income after taxes divided by Average Total Assets for the Bank of not less than one percent (1.00%). This covenant shall be calculated beginning with the quarter ending March 31, 2009. For purposes of this Agreement, “Average Total Assets” shall have the definition provided in, and shall be determined in accordance with, the rules and regulations of the primary federal regulator of the Bank, as in effect from time to time, and shall be consistent with the financial information and reports contemplated in Section 4.2(a) hereof.

(d) The Borrower will cause each of its banking Subsidiaries to not allow the Classified Assets of such banking Subsidiary to exceed fifty percent (50%) of the Primary Capital of such banking Subsidiary. The term “Primary Capital” shall mean the sum of common stock, capital surplus, undivided profits, reserves for contingencies and other capital reserves, and excluding reserves for loan losses. The term “Classified Assets” shall mean all assets classified at any time as “Loss”, “Doubtful” or “Substandard” by the Subsidiary or any governmental or regulatory authority or any third party loan review.

(e) The Borrower will cause each of its banking Subsidiaries to maintain, per calendar quarter, a minimum ratio of tangible equity to assets of at least six and one-half percent (6.5%). The Borrower will cause the Bank to maintain, on a quarterly basis, a minimum shareholders’ equity of at least sixty million dollars ($60 million).

(f) The Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Borrower or the Bank or upon the income, profits, or property of the Borrower or the Bank and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Borrower or the Bank; provided that neither the Borrower nor the Bank shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of the Borrower or the Bank as are deemed adequate by the Lender.

(g) The Borrower shall maintain bonds and insurance and cause the Bank to maintain bonds and insurance with responsible and reputable insurance companies or associations in such amounts and covering such risk as is usually carried by owners of similar businesses and properties in the same geographic area in which the Borrower or the Bank operates, and such additional bonds and insurance as may reasonably be required by the Lender.

(h) To the extent not prohibited by law, the Borrower shall permit and cause the Bank to permit the Lender through its employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of the Borrower and the Bank at such times and as often as the Lender reasonably may request.

(i) As soon as possible, and in any event within ten (10) Business Days, after: (i) the Borrower or any ERISA Affiliate knows that with respect to any Employee Benefit Plan, a “prohibited transaction,” a “reportable event,” or any other event or condition which could subject the Borrower or any ERISA Affiliate to liability under ERISA or the Code; or (ii) the institution of steps by the Borrower or any ERISA Affiliate to withdraw from, or the institution of any steps by any party to terminate, any Employee Benefit Plan; has or may have occurred, the Borrower shall deliver to the Lender a certificate of a responsible officer setting forth the details of such matter, the action that the Borrower proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation. For purposes of this covenant, the Borrower shall be deemed to have knowledge of all facts known by the fiduciaries of any plan of the Borrower or any ERISA Affiliate.

(j) The Borrower shall:

(i) exercise and cause the Bank to exercise due diligence in order to comply with all federal, state and local laws, statutes, ordinances, regulations and policies relating to health, safety, ecology or the environment (collectively, the “Environmental Laws”);

(ii) permit the Lender, from time to time and in its sole and absolute discretion, to retain, at the Borrower’s expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for the Borrower or the Bank, and at reasonable times and subject to reasonable conditions to conduct its own investigation of any real property or other facility currently or then owned, leased, operated or used by the Borrower or the Bank, and the Borrower agrees to use (and to cause the Bank to use) its best efforts to obtain permission for the Lender’s professional consultant to conduct its own investigation of any real property or other facility previously owned, leased, operated or used by the Borrower or the Bank. The Borrower hereby grants to the Lender, its agents, employees, consultants, and contractors the right to enter into or on to, at reasonable times, the real property or other facilities owned, leased, operated or used by the Borrower or the Bank (hereinafter, each a “Facility” and collectively the “Facilities”) to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation;

(iii) promptly advise the Lender in writing and in reasonable detail of (A) any presence, use, storage, transportation, discharge, disposal, release or threatened release (each of the foregoing being hereinafter referred to as a “Condition or Release”) of any Hazardous Materials required to be reported by the Borrower or the Bank to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any and all written communications with respect to claims or threatened claims under or with respect to any Environmental Laws (an “Environmental Claim”) or any Condition or Release of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency by the Borrower or the Bank, (C) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Material on, under or about any Facility, the existence of which could result in an Environmental Claim against the Borrower or the Bank, or (2) any

Environmental Claim that could have a material adverse effect on the Borrower or the Bank, (D) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any request for information from any Governmental Agency indicating that such agency has initiated an investigation as to whether the Borrower or the Bank may be potentially responsible for any Condition or Release of Hazardous Material;

(iv) promptly notify the Lender of (A) any acquisition of stock, assets, or property by the Borrower or the Bank that reasonably could be expected to expose any proposed action outside the normal course of business to be taken by the Borrower or the Bank to, or result in, Environmental Claims that could have a material adverse effect or that could be expected to have a material adverse effect on any governmental authorization, license, permit or approval (collectively, the “Governmental Authorizations”) then held by the Borrower or the Bank, and (B) any proposed action outside the normal course of business to be taken by the Borrower or the Bank to commence industrial or other operations that could subject the Borrower or the Bank to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses;

(v) at their own expense, provide copies of such documents or information as the Lender may reasonably request in relation to any matters disclosed pursuant to this Section 4.2(j);

(vi) promptly take any and all necessary remedial action in connection with any Condition or Release of any Hazardous Materials, on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. In the event the Borrower or the Bank undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility, such Borrower or the Bank shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local government authorities; and

(vii) defend, indemnify and hold harmless the Lender, its directors, officers, employees, agents, successors and assigns (including, without limitation, any participants in any Loan) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and legal or other expenses (including, without limitation, attorney’s fees and expenses) which the Lender may incur as a direct or indirect consequence of (a) any claim or action, pending or threatened, of any Governmental Agency or other Person relating to any Hazardous Material or Environmental Law, or any other violation of an Environmental Law, or (b) the use, generation, manufacture, storage, disposal, threatened disposal, transportation or presence of Hazardous Materials in, on, under or about any real property owned or leased by the Borrower or the Bank or otherwise by the Borrower or the Bank. The Borrower’s duty and obligations to defend, indemnify and hold harmless the Lender shall survive the cancellation of the Notes and any other Loan Documents.

(k) The Borrower shall promptly provide the Lender with copies of all written reports presented to the board of directors of the Borrower as the Lender may from time to time reasonably request.

(l) The Borrower shall promptly provide and cause the Bank to promptly provide the Lender with such other information concerning the business, operations, financial condition and regulatory status of the Borrower and the Bank as the Lender may from time to time reasonably request, so long as such information is not confidential and related to a customer of the Borrower or the Bank.

(m) The Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Bank and its and their rights and franchises, and comply with all related laws applicable to the Borrower or the Bank.

(n) The Borrower shall comply and cause the Bank to comply with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties.

(o) If the Subordinated Debt ceases to be deemed to be Tier 2 Capital other than due to the limitation imposed by the second sentence of 12 C.F.R. 250.166(e)(1), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, the Borrower, upon receipt of FRB Notice (as defined in Section 5.7) shall: (i) immediately notify the Lender, and (ii) immediately begin good faith discussions with the FRB to reinstate the Subordinated Debt as Tier 2 Capital. Pursuant to discussions initiated under (ii) of the immediately preceding sentence, in the event the FRB: (1) deems the Subordinated Debt not to be Tier 2 Capital; or (2) has not provided a final resolution within 180 days after Borrower’s receipt of the FRB Notice, Borrower and Lender shall immediately engage in good faith negotiations to restructure the Subordinated Debt as Tier 2 Capital. Borrower shall execute and deliver all agreements (including, without limitation, pledge agreements and replacement notes) as the Lender may reasonably request in order to restructure the obligations evidenced by the Subordinated Debenture to qualify as Tier 2 Capital. Borrower and Lender intend that the Subordinated Debt qualify as Tier 2 Capital in accordance with the rules and regulations of the FRB as in effect on the date hereof. Accordingly, each party agrees to amend or modify the terms of the Subordinated Debt as may be reasonably required from time to time to cause the Subordinated Debt to qualify as Tier 2 Capital in accordance with the rules and regulations of the FRB as in effect on the date hereof; provided, however, that in no event shall Lender be obligated to extend the maturity date of the Subordinated Debt, reduce the interest rate applicable to the Subordinated Debt, change the principal amount of the Subordinated Debt or otherwise amend or modify this Agreement or any other Loan Document if Lender determines in its sole discretion that such amendment or modification would increase the risks to Lender associated with the Subordinated Debt.

(p) The Borrower shall promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Lender may reasonably request to evidence any of the Loans, cure any defect in the execution and delivery of any of the Loan Documents, perfect any lien, comply with any legal requirement applicable to the Lender or the Loans or more fully to describe particular aspects of the agreements set forth or intended to be set forth in any of the Loan Documents.

(q) The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(r) The Borrower will continue to be a registered bank holding company in accordance with applicable law, and will cause Bank to maintain federal deposit insurance and to be a member of an insurance fund managed or maintained by the FDIC (or any successor).

(s) The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(t) The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

ARTICLE V

EVENTS OF DEFAULT; DEFAULT; RIGHTS UPON DEFAULT

5.1 Events of Default. Subject to Section 5.7 below, the happening or occurrence of any of the following events, acts or conditions (an “Event of Default”) and the Borrower’s failure to cure same after expiration of any applicable cure period shall each constitute a “Default” hereunder, and any such Default shall also constitute a Default under all of the Notes, the Pledge Agreement and any other Loan Document, without right to notice or time to cure in favor of the Borrower except as indicated below:

(a) if the Borrower fails to make payment when due or where applicable upon demand, or fails to make any payments as provided for herein, and such payment remains unpaid for ten (10) days after the applicable due date;

(b) if there continues to exist any breach of any obligation of the Borrower under this Agreement or any other Loan Document and such breach remains uncured beyond the applicable time period, if any, specifically provided therefor, and, if no time period is stated, then such breach remains uncured for ten (10) days after notice thereof;

(c) if any representation or warranty made by the Borrower herein, or in any other agreement now or at any time hereafter existing between the Borrower and the Lender, is breached or is false or misleading, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower or the Bank to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

(d) if (i) the Borrower, the Bank or any affiliate of the Borrower fails to perform or observe any covenant or agreement contained in any other agreement between the Borrower, the Bank or any affiliate of the Borrower, respectively, and the Lender, or if any condition contained in any agreement between the Borrower, the Bank or any affiliate of the

Borrower, respectively, and the Lender is not fulfilled, and such failure or nonfulfillment remains uncured beyond the applicable time period, if any, specifically provided therefor and if no time period is stated, then such failure or nonfulfillment remains uncured for five (5) days;

(e) if the FRB, the FDIC, the SEC or other Governmental Agency charged with the regulation of bank holding companies or depository institutions: (i) issues to the Borrower or the Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from the Borrower or the Bank, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by the Bank or the payments of any debt by the Borrower, restrictions that make the payment of the dividends by the Bank or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues to any executive officer or director of the Borrower or the Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties;

(f) if the Bank is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for the Bank;

(g) if (i) the Borrower or the Bank becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or (ii) suspends transaction of its usual business; or (iii) if a trustee of any substantial part of the assets of the Borrower or the Bank is applied for or appointed, and if appointed in a proceeding brought against the Borrower, the Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within thirty (30) days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

(h) if any proceedings involving the Borrower or the Bank are commenced by or against the Borrower or the Bank under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, with respect to the Borrower only, if such proceedings are instituted against the Borrower, the Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within thirty (30) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

(i) if any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes, in an aggregate amount in excess of $500,000, shall be entered or filed against the Borrower or the Bank or against any of their property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days;

(i) if the Borrower or the Bank is in default in any payment of principal or interest for any other obligation(s), or in the performance of any other term, condition or covenant contained in any agreement(s) (including but not limited to an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created the effect of which default, in either case, is to cause or permit the holder of such obligation(s) to cause such obligation(s) to become due prior to its stated maturity;

(k) if the Pledged Stock, as defined in the Pledge Agreement, is attached, seized, subjected to a writ of distress warrant, or is levied upon or becomes subject to any lien, claim, security interest or other encumbrance of any kind, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(1) if the Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the United States Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for the Borrower, and is not discharged within thirty (30) days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against the Borrower under the Code Provisions, and if instituted against the Borrower, is consented or acquiesced in by it or remains for thirty (30) days undismissed, or if the Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions;

(m) if the Bank applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for the Bank, and is not discharged within thirty (30) days;

(n) if thirty-five percent (35%) or more of the outstanding voting stock of the Borrower shall be acquired (with or without consideration), directly or indirectly, by a Person, or group of Persons acting in concert, whether in one transaction or a series of transactions, where such Person or group is not a stockholder of the Borrower as of the date of the Agreement;

(o) the TP Junior Subordinated Debentures are no longer junior and subordinate in all respects to the Loans;

(p) any lien purported to be created under any Loan Document shall cease to be, or shall be asserted by the Borrower or any of its Subsidiaries not to be, a valid and perfected lien on any collateral, with the priority required hereby, except (i) as a result of the sale or other disposition of the applicable collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Lender’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Loan Documents;

(q) any Loan Document shall otherwise for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or the Borrower shall so state in writing; or

(r) if the Merger and the Bank Merger shall not have been consummated on or prior to January 15, 2009.

5.2 Remedies of the Lender. Subject to Section 5.7, upon the occurrence of any Default, the Lender shall have the right, if such Default shall then be continuing, in addition to all the remedies conferred upon the Lender by law or equity or the terms of any Loan Document, to do any or all of the following, concurrently or successively, without notice to the Borrower:

(a) Declare the Senior Notes to be, and each of the Senior Notes shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in either of the Senior Notes to the contrary notwithstanding; or

(b) Terminate the Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of the Lender to extend credit or to make disbursements hereunder shall terminate; or

(c) Exercise all of its rights and remedies at law, in equity and/or pursuant to the Pledge Agreement and any document delivered pursuant thereto, including foreclosing on the Pledged Stock.

Notwithstanding anything to the contrary contained herein, upon the occurrence of a Default pursuant to item (h) or clause (iii) of item (g) or item (1) of Section 5.1, without notice by the Lender to, or demand by the Lender of, the Borrower, the Senior Notes shall become immediately due and payable. The Borrower shall pay to the Lender, upon demand, all expenses (including, without limitation, attorneys’ fees and expenses) of obtaining such judgment or decree or of otherwise seeking to enforce its rights under this Agreement or any of the other Loan Documents or other related documents; and all such expenses, as determined by the Lender in its sole and absolute discretion, shall, until paid, be secured by the Loan Documents and shall bear interest at the Default Rate of Interest.

5.3 Protective Advances. If a Default occurs, the Lender may (but shall in no event be required to) cure any such Default and any amounts expended by the Lender in so doing, as determined by the Lender in its sole and absolute discretion, shall (a) be deemed advanced by the Lender under an obligation to do so regardless of the identity of the Person to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the applicable Note(s) that correspond(s) to the subject Default, and (c) become due and owing, at the Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate of Interest.

5.4 Other Remedies. If any Default shall occur and be continuing, the Lender may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Loan Documents and other related documents.

5.5 No Lender Liability. To the extent permitted by law, the Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

5.6 Lender’s Fees and Expenses. In case of any Default hereunder, the Borrower shall pay the Lender’s fees and expenses including, without limitation, attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Loan Documents or other related documents.

5.7 Limitation of Remedies with Respect to the Subordinated Debt. If a Default under Section 5.1(1) or Section 5.1(m) shall occur, the Lender may declare the Subordinated Debenture and any other amounts due the Lender hereunder immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. If the Borrower receives a written notification from the FRB that the Subordinated Debenture no longer constitutes Tier 2 capital of the Borrower (the “FRB Notice”) and if thereafter any Default shall occur under Section 5.1, the Lender may declare the Subordinated Debenture and any other amounts due the Lender hereunder immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. Upon the occurrence of a Default, it is specifically understood and agreed that, notwithstanding the curing of such Default, the Borrower shall not be released from any of its covenants hereunder unless and until the Subordinated Debenture is paid in full. Upon the occurrence of a Default without notice by the Lender to or demand by the Lender of the Borrower, the Lender shall have no further obligation to and may then forthwith cease advancing monies or extending credit to or for the benefit of the Borrower under this Agreement and the other Loan Documents. The parties agree that until the earlier of the Subordinated Debt Maturity Date or the delivery of a FRB Notice, the Lender may only enforce the Borrower’s obligations under the Subordinated Debenture (a) if the Borrower fails to pay interest when due on the Subordinated Debenture, in which case the Lender may pursue the Borrower for such interest, (b) if the Borrower fails to comply with any of the covenants set forth in Section 4.1 (other than Section 4.1(a) and Section 4.1(c)) and Section 4.2, in which case the Lender may pursue the Borrower to ensure that the Borrower complies with such covenants, and the Lender acknowledges that the violations contemplated in (a) and (b) above shall not, taken individually, accelerate the Subordinated Debt, or (c) if a Default occurs under Sections 5.1(1) or Section 5.1(m), in which case the first sentence of this Section 5.7 shall govern.

ARTICLE VI

MISCELLANEOUS

6.1 Waiver By the Lender. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Time is of the essence in the performance of the covenants, agreements and obligations of the Borrower and the Bank.

6.2 Entire Agreement and Modifications of Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements between the Lender and the Borrower with respect to the subject matter hereof. All exhibits or schedules attached hereto or referenced herein are hereby incorporated into this Agreement. The recitals set forth in this Agreement are an integral part hereof. No amendment, modification, termination or waiver of any provision of this Agreement, the Pledge Agreement or the Notes, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

6.3 Notices. All notices and requests to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made five (5) days after having been deposited in the United States mail, certified or registered with return receipt requested, or when delivered personally (by courier service such as Federal Express, or by other messenger) at the address or when dispatched by telecopy or other means of facsimile transmission, to the number set forth below:

if to the Lender:

TIB The Independent BankersBank

350 Phelps Ct., Suite 200

Irving, Texas 75038

Attention:         J. Rick Jamieson, Senior Vice President

Telecopy:         (972) 541-0554

if to the Borrower:

Independent Bank Group, Inc.

2530 El Dorado Parkway, Suite 200

McKinney, Texas 75070

Attention:

Telecopy:

or to such addresses as may be hereafter designated by the respective parties hereto in writing by a notice given in accordance herewith.

6.4 Facsimile; Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

6.5 Assignment and Participation. The Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided the Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder, including, without limitation, the Notes. The Lender may also assign all or any part of any Loan and the Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee Lender”). The Lender shall notify the Borrower in advance of the identity of any proposed Assignee Lender.

Upon delivery to the Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of the Lender hereunder and under the other Loan Documents and other related documents (b) the Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents (including, without limitation, the obligation to fund the Assignee Lender’s share of the Loans) and other related documents. Within five (5) Business Days after receipt of a copy of the executed assignment and acceptance document, the Borrower shall execute and deliver to the Lender a new Note or Notes, as applicable (for delivery to the relevant Assignee Lender), evidencing such Assignee Lender’s assigned portion of the Loans and a replacement Note or Notes, as applicable, in the principal amount of the Loans retained by the Lender (such Note(s) to be in exchange for, but not in payment of, the Note(s) then held by the Lender). Each such Note shall be dated the date of the corresponding predecessor Note. The Lender shall mark the predecessor Note “exchanged” and deliver it to the Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the assignment agreement between the Lender and to the Assignee Lender. Accrued interest on that part of the predecessor Note(s) evidenced by the replacement Note(s) shall be paid to the Lender. Accrued interest and accrued fees shall be so apportioned between the Notes and paid at the same time or times provided in the predecessor Note(s) and in this Agreement. The Borrower authorizes the Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to the Borrower or the Loans. In addition, the Borrower agrees that, if so requested by the Lender, the Borrower will cause all insurance policies, binders and commitments (including, without limitation, casualty insurance and title insurance) required by the Loan Documents or other related documents to be delivered to the Lender to name the Assignee Lender as an additional insured or obligee, as the Lender may request. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 6.5, the Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents and other related documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from its obligations thereunder.

6.6 Successors and Assigns. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender which may be given or denied in the Lender’s sole and absolute discretion.

6.7 Governing Law; Venue. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HAVE BEEN NEGOTIATED, EXECUTED AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE AT, DALLAS, TEXAS. THE LOANS PROVIDED FOR HEREIN ARE TO BE FUNDED AND REPAID AT, AND THIS AGREEMENT IS OTHERWISE TO BE PERFORMED AT, DALLAS, TEXAS AND THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF

THE STATE OF TEXAS WITHOUT REFERENCE TO: (a) ITS JUDICIALLY OR STATUTORILY PRONOUNCED RULES REGARDING CONFLICT OF LAWS OR CHOICE OF LAW; (b) WHERE ANY OTHER AGREEMENT IS EXECUTED OR DELIVERED; (c) WHERE ANY PAYMENT OR OTHER PERFORMANCE REQUIRED BY ANY SUCH AGREEMENT IS MADE OR REQUIRED TO BE MADE; (d) WHERE ANY BREACH OF ANY PROVISION OF ANY SUCH AGREEMENT OCCURS, OR ANY CAUSE OF ACTION OTHERWISE ACCRUES; (e) WHERE ANY ACTION OR OTHER PROCEEDING IS INSTITUTED OR PENDING; (f) THE NATIONALITY, CITIZENSHIP, DOMICILE, PRINCIPAL PLACE OF BUSINESS, OR JURISDICTION OR ORGANIZATION OR DOMESTICATION OF ANY PARTY; (g) WHETHER THE LAWS OF THE FORUM JURISDICTION OTHERWISE WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS; OR (h) ANY COMBINATION OF THE FOREGOING. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER RECOGNIZES THAT THE LENDER’S OFFICE IS LOCATED IN DALLAS, TEXAS AND THAT THE LENDER MAY BE IRREPARABLY HARMED IF REQUIRED TO INSTITUTE OR DEFEND ANY ACTIONS AGAINST THE BORROWER IN ANY JURISDICTION OTHER THAN THE NORTHERN DISTRICT OF TEXAS OR DALLAS COUNTY, TEXAS; THEREFORE, THE BORROWER IRREVOCABLY (i) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING RELATING TO THE AGREEMENT AND/OR THE LOAN REFERENCED HEREIN MAY BE BROUGHT IN THE NORTHERN DISTRICT OF TEXAS, IF FEDERAL JURISDICTION IS AVAILABLE, AND, OTHERWISE, IN THE DISTRICT COURT OF DALLAS COUNTY, AT THE LENDER’S OPTION; (ii) CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (iii) WAIVES ANY OBJECTION WHICH THE BORROWER OR ANY SUBSIDIARY MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN EITHER SUCH COURT; AND (iv) AGREES TO JOIN THE LENDER IN ANY PETITION FOR REMOVAL TO EITHER SUCH COURT BROUGHT BY THE LENDER. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

6.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction; wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

6.9 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made by the Borrower herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall, notwithstanding any investigation by or knowledge on the part of the Lender, be deemed material and relied on by the Lender and shall survive the making of this Agreement, the execution and delivery of the Notes and the Pledge Agreement and the disbursement of proceeds under the Loans, and shall be deemed to be continuing representations and warranties until such time as the Borrower has satisfied all of its obligations to the Lender, including, but not limited to the obligation to pay in full all principal, interest and other amounts in accordance with the terms of this Agreement and the Notes. All warranties and representations in any such certificates or other instrument shall constitute warranties and representations by the Borrower hereunder.

6.10 Extensions and Renewals. This Agreement shall govern the terms of any extensions or renewals to the Notes, subject to any additional terms and conditions imposed by the Lender in connection with any such extension or renewal.

6.11 Release; Indemnification. The Borrower hereby releases the Lender from any and all causes of action, claims or rights which the Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of the Lender to protect, enforce against or collect upon, in whole or in part, any of the Pledged Stock and (b) any other act or omission to act on the part of the Lender, its officers, agents or employees, except in each instance for willful misconduct and gross negligence. The Borrower shall indemnify, defend and hold the Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against the Lender or any of the Lender’s Affiliates in connection with, arising from or relating to the Lender’s entering into or carrying out the terms of this Agreement or being the holder of any Note, other than any loss, liability, damage, suit, claim, expense, fees or costs arising solely by reason of the Lender’s or any of the Lender’s Affiliates’ willful misconduct or gross negligence.

6.12 Certain UCC and Accounting Terms; Interpretations. Except as otherwise defined in this Agreement or the other Loan Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the Uniform Commercial Code as in effect in the State of Texas. Notwithstanding the foregoing, any accounting term not specifically defined herein -shall be construed in accordance with GAAP which are applied in the preparation of the financial statements referred to in Section 3.2, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Dallas, Texas time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of the Lender’s outside counsel and of any other third-party experts or consultants engaged by the Lender’s outside counsel on the Lender’s behalf. All references to any Loan Document shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

6.13 Additional Actions. The Borrower agrees to do or cause the Bank to do such further acts and things and to execute and deliver to the Lender such additional assignments, agreements, powers and instruments, as the Lender may reasonably require or deem advisable to carry into effect the purposes of this Agreement, the Notes, the Pledge Agreement or any agreement or instrument in connection herewith, or to better assure and confirm unto the Lender its rights, powers and remedies hereunder or under such other loan documents. Such further actions may include, but not be limited to, the filing of UCC-1 financing statements, in form satisfactory to the Lender and its counsel, with the Secretary of State of Texas in favor of the Lender with respect to the Pledged-Stock and any proceeds therefrom.

6.14 Revival of Liabilities. To the extent that the Lender receives any payment on account of the Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to that of such payment(s) or proceeds received, the Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by the Lender and applied on account of the Borrower’s Liabilities; provided, however, if the Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

6.15 Change of Control. The Lender shall have the option, exercisable on at least one Business Days’ prior notice, upon the consummation, in whole or in part, of any transaction effecting any change of control of the Borrower that has been approved as such by any federal or state regulatory agency, to declare the entire principal of and interest accrued on the Term Loan then outstanding to be, and the Term Loan, the Senior Notes and all of Borrower’s Liabilities shall thereupon become, forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Borrower shall forthwith pay to each holder of a Term Loan the entire outstanding principal of and interest accrued on each such Senior Note and to the Lender the Borrower’s Liabilities. For purposes of this Section 6.15 only, following receipt by the Borrower of a FRB Notice, the terms “Senior Notes” and “Borrower’s Liabilities” shall be deemed to include the Subordinated Debt, the Subordinated Debenture and all of the obligations of the Borrower in connection therewith, as applicable.

6.16 Brokerage Commissions. The Borrower shall indemnify, defend and hold the Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, lost profits, demands, litigation, defenses, costs, judgments, suits, proceedings, damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses), consequential or otherwise, which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against the Lender or any of its Affiliates in connection with, arising out of or relating to any claim of a broker’s or finder’s fee against the Lender or any Person in connection with the transaction herein contemplated arising out of or relating to the Borrower’s or the Lender’s action or inaction.

6.17 Publicity. The Borrower shall not publicize any Loan without the prior written consent of the Lender.

6.18 No Third Party Beneficiary. This Agreement is made for the sole benefit of the Borrower and the Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

6.19 Captions. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.

6.20 Knowledge; Discretion. All references herein to a party’s best knowledge shall be deemed to mean the best knowledge of such party based on commercially reasonable inquiry. All references herein to the Borrower’s knowledge shall be deemed to refer to the knowledge of the Borrower and each Financial Institution Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by the Lender, to the making of a determination or designation by the Lender, to the application of the Lender’s discretion or opinion, to the granting or withholding of the Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to the Lender, or otherwise involving the decision making of the Lender, shall be deemed to mean that the Lender shall decide unilaterally using its sole and absolute discretion or judgment.

[Remainder of Page Intentionally Left Blank]

THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE BORROWER OR THE LENDER. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (i) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (ii) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THE LOAN DOCUMENTS, AND (iii) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Subordinated Debenture Purchase Agreement to be executed as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
	Name:	David R. Brooks
	Title:	Chairman of the Board

TIB THE INDEPENDENT BANKERSBANK

By:	/s/ J. Rick Jamieson
	Name:	J. Rick Jamieson
	Title:	Senior Vice President

S-1